Exhibit 3.13

CERTIFICATE OF FORMATION

OF

CENTENNIAL RESOURCE MANAGEMENT, LLC

This Certificate of Formation is being executed as of September 24, 2013 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Centennial Resource Management, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. Effective Time. This Certificate shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Ward Polzin
Name: Ward Polzin
Title: Authorized Person